News From

Buena, NJ 08310

Release Date: June 16, 2006	Exhibit 99.2

Contact:	Frank Gerardi
Chairman & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 102
www.askigi.com

IGI NOTIFIED BY AMEX THAT IT IS BELOW CERTAIN OF THE EXCHANGE'S CONTINUED LISTING STANDARDS

BUENA, NJ June 16, 2006 - IGI, INC. (AMEX: IG) a technology company focused on the development of custom products using the patented Novasome® delivery technology today announces that on June 12, 2006, the Company received notice from the American Stock Exchange ("AMEX") Staff indicating that the Company does not meet one of AMEX's continued listing standards as set fourth in Part 10 of the AMEX Company Guide and the Company has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide. Specifically, the Company is not in compliance with Section 1003 (a)(ii) of the Company Guide because the Company has shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years. The Company's shareholders' equity as reported on its Form 10-QSB for the quarter ended March 31, 2006 was $3,090,000 and the Company has reported net losses for the 2005, 2004, and 2003 fiscal years.

The Company has been afforded the opportunity to submit a plan of compliance to the Exchange by July 17, 2006 advising AMEX of the action it has taken, or will take, that would bring us into compliance with the continued standards listed above within a maximum of 18 months of receipt of notice. The Company will be subjected to periodic review by AMEX Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange. The Company fully intends to submit a compliance plan to the AMEX Staff in a timely manner which will outline our intended actions to regain compliance.

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® lipid vesicle encapsulation technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, low potential for irritations, controlled and sustained release as well as improved stability. IGI has licensed Novasome® lipid vesicle encapsulation technology to leading global dermatological and skin care companies including Johnson & Johnson Consumer Products, Inc., Estee Lauder Companies, Chattem Inc., Genesis Pharmaceutical, Inc. and Apollo Pharmaceutical, Inc. IGI sub-licensed the rights to obtain FDA approval for and market IGI's PTH (1-34) compound using Novasome® lipid vesicle encapsulation technology for psoriasis, which is being reformulated for Phase II clinical trials, to Manhattan Pharmaceuticals, Inc. IGI is also exploring the licensing of the topical PTH (7-34) compound for the prevention/treatment of chemotherapy induced-alopecia in patients undergoing chemotherapy.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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